Exhibit 4.13

MANUFACTURING COOPERATION AGREEMENT

between

Jiangsu Xiaoniu Diandong Technology Co., Ltd. (江苏小牛电动科技有限公司)

and

Changzhou Shanqi Motorcycle Co., Ltd. (常州山崎摩托车有限公司)

Dated: December 1, 2018

Manufacturing Cooperation Agreement

This Manufacturing Cooperation Agreement (this “Agreement”), dated as of December 1, 2018, is made by and between:

Jiangsu Xiaoniu Diandong Technology Co., Ltd. (江苏小牛电动科技有限公司)

Address:	No. 5, Lingxiang Road, WEZ Wujin, Changzhou, Jiangsu Province
Telephone:	******
Facsimile:	******

hereinafter referred to as “NIU”, and

Changzhou Shanqi Motorcycle Co., Ltd. (常州山崎摩托车有限公司)

Address:	No. 389, West Hehai Road, Xinbei District, Changzhou, Jiangsu Province
Telephone:	******
Facsimile:	******

hereinafter referred to as “CSQ”.

(NIU and CSQ may be referred to individually as a “Party”, and collectively as the “Parties”.)

Recitals

A.                                    NIU is a leading provider of smart urban mobility solutions and is committed to design, manufacture and sell high performance two wheeled vehicles. CSQ is a well-rounded motorcycle manufacturer engaged in the research and development, manufacturing, and sale of motorcycles.

B.                                    The Parties intend to enter into full cooperation in relation to the manufacturing of motorcycles.

NOW THEREFORE, on the basis of faithful cooperation and mutual confidence, the Parties have reached the following agreement through friendly negotiation:

1.             Cooperation Project

1.1                               The Parties agree to cooperate with each other to carry out the manufacturing of motorcycles. NIU will license CSQ to use its trademarks for the purpose of manufacturing the agreed model of motorcycles (with the specific specifications, parameters and option requirements to be provided by NIU) (the “Cooperation Model”), and CSQ will commit its resources for the purpose of manufacturing the Cooperation Model (the “Cooperation” or the “Cooperation Project”).

1.2                               This Agreement will survive any restructuring, merger and acquisition, change of shareholders or similar situation occurring to CSQ. If any of the aforesaid situations occurs to CSQ, CSQ shall notify NIU at least 60 business days in advance. Under the same terms and conditions, NIU has the preferential right to participate in such restructuring, merger and acquisition, equity transfer or other similar transaction. For the avoidance of doubt, if NIU elects not to participate in such restructuring, merger and acquisition, equity transfer or other similar transactions, CSQ shall ensure that this Agreement will survive any such transaction or arrangement.

1.3                               The Parties agree that payment arrangements in relation to the Cooperation Project will be negotiated by the Parties and set forth in a separate written agreement.

1.4                               The Parties agree to use the trade mark for the Cooperation Model in relation to the Cooperation Project in a manner that will be negotiated by the Parties and set forth in a separate written agreement.

2.             Milestones of Cooperation Project

NIU will input the technical information of products in a timely manner as required by the progress of works, so that CSQ may carry out planning and procurement activities for the plant. CSQ shall obtain the required certification and registration of the Cooperation Model from the relevant Chinese authorities. The specific schedule of the Cooperation Project shall be subject to the final plan negotiated and confirmed by the Parties.

3.             Manufacturing under the Cooperation Project

The Parties agree that the plant of the Cooperation Project will be located at the CSQ existing manufacturing plant at NO. 389, West Hehai Rd., Xinbei District, Changzhou, Jiangsu Province, China.

4.             Distribution and After-sale Repair of Cooperation Model

The Parties agree that, CSQ shall authorize NIU to act as the exclusive master distributor for the Cooperation Model, and NIU shall have the right to select distributors, carry out marketing and sales activities, provide after-sale services, conduct relevant training sessions, provide relevant consulting services and engage in other activities relating to its role as master distributor and the act of distribution. CSQ shall not interfere with such rights of NIU, unless required by NIU.

5.             Obligations of the Parties

5.1                               NIU shall perform the following obligations under the Cooperation Project:

5.1.1                     it shall perform the obligations under this Agreement and the Cooperation Project in compliance with applicable laws and regulations;

5.1.2                     it shall provide necessary technical information to support CSQ in its completion of production preparation in accordance with the project schedule and its manufacturing of the Cooperation Model in compliance with the quality and technique requirements proposed by NIU and jointly confirmed by the Parties;

5.1.3                     it shall supply parts, components and materials to CSQ that are necessary for the manufacturing of the Cooperation Model, in order to support CSQ in its manufacturing of the Cooperation Model in accordance with the agreed business plan;

5.1.4                     it shall be responsible for quality control and technical support during manufacturing;

5.1.5                     it shall pay relevant fees to CSQ subject to the terms of this Agreement;

5.1.6                     it shall not violate any applicable laws or regulations. Further, it shall not cause any material adverse effect to CSQ’s motorcycles manufacturing qualifications on the Announced Catalog;

5.1.7                     it shall perform its other obligations under this Agreement.

5.2                               CSQ shall perform the following obligations under the Cooperation Project:

5.2.1                     it shall ensure the production safety of the plant and the passing of environmental protection, fire safety, labor protection and other inspections by competent authorities, and it will comply with all applicable laws and regulations of the PRC;

5.2.2                     it will obtain all required government approvals for the Cooperation Project, including ensuring that the Cooperation Model is included in the Road Vehicle Manufacturers and Products announced by the Ministry of Industry and Information Technology of the PRC (the “Announced Catalog”);

5.2.3                     based on NIU’s requirements on product technology and production capacity, it will commit its resources for manufacturing the Cooperation Model;

5.2.4                     it shall be responsible for the batch production of the Cooperation Model in compliance with the quality and technique requirements proposed by NIU and jointly confirmed by the Parties to the extent permitted by the laws and regulations of the PRC;

5.2.5                     without the prior written consent of NIU, CSQ shall not, and shall not authorize any third party to, research and develop, use, manufacture or sell the Cooperation Model;

5.2.6                     it shall cooperate with NIU to sign other agreements to effectively implement this Agreement;

5.2.7                     it will perform all of its other obligations under this Agreement.

6.             Other Matters

6.1                               The Parties agree to take actions to complete the following matters immediately after the execution of this Agreement to ensure the timely achievement of the start of production of the Cooperation Model:

6.1.1                     within the first week after the execution of this Agreement, CSQ will commence the establishment of a working group and confirm the team structure and list of team members;

6.1.2                     upon the request of NIU, CSQ may send a team to participate in the research and development of the Cooperation Model and provide relevant support as requested by NIU;

6.1.3                     NIU will send personnel to the project working group of CSQ. The working group shall adopt efficient and simple work processes to achieve the project milestones jointly confirmed by the Parties. The procurement process shall follow the procurement management measures of CSQ. Other work processes shall be established by the Parties through negotiation.

7.             Confidential and Proprietary Information

7.1                               Each Party understands that the Cooperation Project contemplated by the Parties under this Agreement involves access to and creation of confidential information, proprietary information, trade secrets, and materials of the other Party and its affiliates and/or customers (collectively, the “Confidential and Proprietary Information”). The Confidential and Proprietary Information includes, without limitation, (1) information with respect to the other Party and its employees, partners, members, agents, affiliates or customers (including their identity); (2) information with respect to the contemplated or fulfilled business opportunities of the other Party and its affiliates or customers, including, in each case, identity of the parties, terms involved and other relevant information; (3) information, ideas or material of a technical or creative nature, such as R&D achievements, design and technical parameters, computer data and object code, patent applications, and other materials or ideas with respect to the products, services, processes, technologies or other intellectual property of the other Party or any of its affiliates or customers; (4) information, idea or material of a commercial nature of the other Party; and (5) the existence of this Agreement and its terms and conditions.

7.2                               Each Party understands that the Confidential and Proprietary Information is of great value to the other Party and its affiliates, licensors, suppliers, investors, partners, members, agents, vendors or customers. Therefore, each Party agrees: (1) to keep all Confidential and Proprietary Information in confidence for the benefit of the other Party; (2) not to reproduce or use (or allow its members, subcontractors or agents to reproduce or use) any Confidential and Proprietary Information unless required for the purpose of performing this Agreement; and (3) not to disclose or otherwise make available to any third party any Confidential and Proprietary Information without the prior written authorization of the other Party, except for disclosure of the existence of this Agreement and its terms and conditions required by applicable laws.

7.3                               Neither Party may disclose to any third party or announce or release in any way the content or existence of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except for disclosure or announcement required by the laws and regulations of the PRC and/or U.S. or competent authorities in charge of the industry.

8.             Intellectual Property

8.1                               CSQ shall not, and shall not authorize any third party to: (i) create derivative works of, copy, alter or in any way modify the know-how or patents (collectively, the “Intellectual Property”) of NIU without its prior written consent; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of NIU; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of NIU; or (iv) electronically distribute, timeshare or market the Intellectual Property of NIU by interactive cable or by remote processing services.

8.2                               NIU shall not, and shall not authorize any third party to: (i) copy, alter or in any way modify the Intellectual Property of CSQ without its prior written consent; (ii) translate, decompile, disassemble, reverse compile, reverse engineer, interrogate or decode the Intellectual Property of CSQ; (iii) bypass or delete any copy protection methods implemented for the prevention of unauthorized copying or use of the Intellectual Property of CSQ; or (iv) electronically distribute, timeshare or market the Intellectual Property of CSQ by interactive cable or by remote processing services.

8.3                               The Parties agree that NIU will license CSQ to use its trademarks relating to the Cooperation Model on a royalty-free basis solely for the purpose of the Cooperation Project. A separate trademark licensing agreement will be signed.Further, all rights to the Intellectual Property shall be retained by the Party owning the Intellectual Property, unless a license is expressly granted under this Agreement.

8.4                               NIU warrants that the trademarks licensed to CSQ are either owned by it or duly authorized and licensed to it, and will not infringe upon the legitimate rights and interest of any third party. If a third party claims that the use by CSQ of the trademarks licensed by NIU to it has infringed upon its rights, NIU shall be solely responsible for dealing with such claim and bear all consequences arising therefrom. If CSQ suffers any losses due to such claim, NIU shall indemnify CSQ against such losses.

9.             Liability for Breach

9.1                               The Parties shall fully perform all obligations under this Agreement in accordance with the principles of good faith and fair dealing.  In the event that either Party breaches its obligations stipulated under this Agreement, the breaching Party shall immediately redress its breach on the date it receives a written notice from the non-breaching Party seeking redress for the breach.  If such breaching Party continues to breach its obligations hereunder, the non-breaching Party is entitled to require compensation from the breaching Party for all losses arising out of or in connection with the breach;

9.2                               If the obligation under Section 5.2.2 cannot be fulfilled, CSQ shall refund all fees paid by NIU under this Agreement (if any) and any interest earned on such fees, within the time negotiated by the Parties;

9.3                               If CSQ breaches Section 5.2.6, Section 7 or Section 8 of this Agreement, NIU may terminate this Agreement unilaterally and immediately, and CSQ shall refund all fees paid by NIU under this Agreement (if any) and any interest earned on such fees at one shot, according to the schedule required by NIU;

9.4                               If CSQ loses its motorcycles manufacturing qualifications or qualifications for manufacturing the Cooperation Model within the term of this Agreement, NIU is no longer obligated to pay the unpaid fees to CSQ and all paid fess by NIU to CSQ shall be fully refunded to NIU in ten equal amounts, paid yearly over a ten-year period.

9.5                               If NIU breaches Section 5.1.6 of this Agreement and causes losses of CSQ, NIU shall compensate such losses suffered by CSQ.

10.          Term and Termination

10.1                        This Agreement shall take effect as of the date when it is executed and sealed by both Parties, and shall remain valid for ten (10) years after the effective date unless earlier terminated by the Parties pursuant to the terms hereof.

10.2                        Upon the occurrence of any of the following events to a Party, the other Party may terminate this Agreement by a written notice to such Party with immediate effect:

10.2.1              such Party fails to perform or comply with any of the obligations, terms and conditions hereunder, and such breach is not cured within 30 days after it has received a written cure notice from the other Party;

10.2.2              such Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or becomes unable to pay its debts as they become due or is dissolved in accordance with applicable laws; or

10.2.3              Unless otherwise agreed in this Agreement, after the occurrence of breach and the non-breaching Party’s reasonable and clinical judgment that such breach has made the purpose of the non-breaching Party under this Agreement cannot be achieved, then the non-breaching Party is entitled to terminate this Agreement with written notice to the breaching Party.

10.3                        Notwithstanding any other provisions of this Agreement, NIU may terminate this Agreement and the cooperation hereunder by giving a thirty days’ prior written notice to CSQ.

10.4                        The expiration or termination of this Agreement for whatever reason shall not release either Party hereto from the rights and obligations that have accrued prior to the date of such expiration or termination.

10.5                        Upon the expiration or early termination of this Agreement, each Party shall return the property of the other Party to it upon the receipt of its instructions.

11.          Force Majeure

11.1                        If the performance of this Agreement by either Party hereto is delayed or prevented by an Event of Force Majeure (as defined below), the Party affected by such Event of Force Majeure shall be excused from any liability hereunder. For the purposes of this Agreement, an “Event of Force Majeure” shall mean any event that is unforeseeable, beyond the affected Party’s control, and cannot be prevented with reasonable care, which includes but is not limited to the acts of governments, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, epidemic or any other unforeseeable, unavoidable and insurmountable events. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control.

11.2                        The Party affected by an Event of Force Majeure who claims to be excused from its obligation under this Agreement or any provision hereof shall notify the other Party of the occurrence of such Event of Force Majeure within five (5) days from the date of occurrence, and shall take all necessary actions and measures to minimize and mitigate the losses and damages and resume its performance of this Agreement as soon as practicable.

12.          General Provisions

12.1                        Governing Law and Arbitration. This Agreement shall be governed by the laws of the PRC in all respects. Any dispute arising out of the interpretation or performance of this Agreement shall be resolved by the Parties first through friendly negotiation. If such dispute cannot be resolved within thirty (30) days from the date of commencement of negotiation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect. The arbitration proceedings shall be conducted in the Chinese language. The arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint one (1) arbitrator, and the third arbitrator shall be appointed by the Chairman of CIETAC. The arbitration award shall be final and binding upon both Parties. The losing Party shall bear and pay all arbitration costs. During the period when a dispute is being resolved, the Parties shall continue to perform their respective obligations under this Agreement except for the matters in dispute.

12.2                        Severability. If any term or provision of this Agreement is determined or held to be invalid, illegal or unenforceable by any law or public policy, the enforceability and validity of other terms of this Agreement shall not be affected so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.3                        Assignment. Without the prior written consent of the other Party, neither Party may assign any of its rights or obligations hereunder to any entity.

12.4                        Amendment. This Agreement may not be amended, modified or supplemented orally, and may be amended, modified or supplemented only by a written instrument executed by both Parties.

12.5                        Languages and Counterparts. This Agreement shall be written in the Chinese language in two identical counterparts. Each Party shall hold one counterpart, and each counterpart shall be deemed an original, which taken together shall constitute one and the same fully signed agreement.

[Remainder Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Jiangsu Xiaoniu Diandong Technology Co., Ltd. (江苏小牛电动科技有限公司) (seal)	Changzhou Shanqi Motorcycle Co., Ltd. (常州山崎摩托车有限公司) (seal)

/s/ Weihua He	/s/ Nangang Zhang
Legal Representative / Authorized	Legal Representative / Authorized
Representative: Weihua He	Representative: Nangang Zhang

Signature Pages to Manufacturing Cooperation Agreement